Exhibit 99.1
YETI Reports Third Quarter 2024 Results
Net Sales Increased 10%
EPS Increased 35%; Adjusted EPS Increased 18%
Updates EPS Outlook to High-End of Previous Range

Austin, Texas, November 7, 2024 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the third quarter ended September 28, 2024. YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Third Quarter 2024 Highlights

•Net sales increased 10%
◦Coolers & Equipment net sales increased 12%
◦Drinkware net sales increased 9%
◦Wholesale net sales increased 14%
◦Direct-to-consumer net sales increased 8%
◦International net sales increased 30%
◦U.S. net sales increased 7%
•Gross margin was flat at 58.0%; Adjusted gross margin expanded 40 basis points to 58.2%
•Operating margin expanded 30 basis points to 14.6%; Adjusted operating margin expanded 10 basis points to 16.6%
•EPS increased 35% to $0.66; Adjusted EPS increased 18% to $0.71

Matt Reintjes, President and Chief Executive Officer, commented, “Our positive momentum continued in the third quarter, with strong performance across our product portfolio and robust growth in our international business. We saw healthy demand across our major sales channels, driven by the continued successful execution of our strategic priorities. Our gross margins continued to expand despite a choppy macro environment, enabling us to continue to invest in our business while delivering strong earnings growth. Our supply chain diversification efforts remain on track, with production commencing at our second drinkware facility outside of China during the quarter. Finally, we continue to build on our strong cash position, which provides us the opportunity to further invest in the business, while also pursuing a combination of strategic acquisitions and share repurchases.”

Mr. Reintjes continued, “As it relates to the YETI brand, we drove strong brand engagement in the quarter, with over 100 global events across our broad and growing enthusiast communities. These are exciting programs and partnerships that are uniquely YETI and showcase our product breadth and brand reach. On the product side, we continued to release new innovation, with several highly anticipated launches that reinforced our commitment to our drinkware category through our expansion in bar and tableware as well as our entry into the premium cookware market. In regards to our global business, our brand and customer base continues to grow, leading to a fourth consecutive quarter of over 30% sales growth outside the United States.”

Third Quarter 2024 Results

Sales increased 10% to $478.4 million, compared to $433.6 million during the same period last year.

Sales for the third quarter of 2024 and 2023 include $2.7 million and $6.3 million, respectively, of sales related to gift card redemptions in connection with recall remedies.

•Direct-to-consumer (“DTC”) channel sales increased 8% to $280.8 million, compared to $259.5 million in the prior year quarter, due to growth in both Coolers & Equipment and Drinkware.
•Wholesale channel sales increased 14% to $197.6 million, compared to $174.1 million in the same period last year, due to growth in both Drinkware and Coolers & Equipment.

•Drinkware sales increased 9% to $275.0 million, compared to $253.3 million in the prior year quarter, driven by the continued expansion and innovation of our Drinkware product offerings and new seasonal colorways.
•Coolers & Equipment sales increased 12% to $192.6 million, compared to $171.5 million in the same period last year, driven by strong performance in bags, hard coolers, and outdoor living products.

Gross profit increased 11% to $277.7 million, compared to $251.3 million in the third quarter of 2023. Gross margin was flat at 58.0%, compared to the prior year quarter. Lower inbound freight costs and lower product costs were offset by higher customization costs and other costs.

Adjusted gross profit increased 11% to $278.5 million, or 58.2% of adjusted sales, compared to $250.4 million, or 57.8% of adjusted sales, in the third quarter of 2023. The 40 basis point increase in adjusted gross margin was primarily due to lower inbound freight costs and lower product costs, partially offset by higher customization costs and other costs.

Selling, general, and administrative (“SG&A”) expenses increased 10% to $208.1 million, compared to $189.4 million in the third quarter of 2023. As a percentage of sales, SG&A expenses decreased 20 basis points to 43.5% from 43.7% in the prior year period. The increase in SG&A expenses was primarily due to higher employee costs and marketing expenses.

Adjusted SG&A expenses increased 11% to $199.3 million, compared to $179.0 million in the third quarter of 2023. As a percentage of adjusted sales, adjusted SG&A expenses increased 40 basis points to 41.7% from 41.3% in the prior year period. This increase was primarily due to higher employee costs.

Operating income increased 13% to $69.6 million, or 14.6% of sales, compared to $61.9 million, or 14.3% of sales during the prior year quarter.

Adjusted operating income increased 11% to $79.2 million, or 16.6% of adjusted sales, compared to $71.4 million, or 16.5% of adjusted sales during the same period last year.

Net income increased 32% to $56.3 million, or 11.8% of sales, compared to $42.7 million, or 9.8% of sales in the prior year quarter; Net income per diluted share was $0.66, compared to $0.49 in the prior year quarter.

Adjusted net income increased 14% to $60.4 million, or 12.6% of adjusted sales, compared to $52.9 million, or 12.2% of adjusted sales in the prior year quarter; Adjusted net income per diluted share increased 18% to $0.71, compared to $0.60 per diluted share in the prior year quarter.

Nine Months Ended September 28, 2024 Results

Sales increased 13% to $1,283.3 million, compared to $1,138.9 million in the prior year. The recall reserves unfavorably impacted sales by $24.5 million in the prior year period. See “Product Recall Reserves” below for additional information on the impact of the product recalls referenced throughout this press release.

Adjusted sales, which exclude the unfavorable impact of the recall reserve adjustment in the first nine months of 2023, increased 10% to $1,283.3 million.

Sales and adjusted net sales for the first nine months of 2024 and 2023 include $7.1 million and $18.8 million, respectively, of sales related to gift card redemptions in connection with recall remedies.

•DTC channel sales increased 10% to $719.0 million, compared to $652.9 million in the prior year period, due to growth in both Coolers & Equipment and Drinkware. Excluding the impact related to the recall reserves, DTC channel adjusted sales increased 9% to $719.0 million.
•Wholesale channel sales increased 16% to $564.3 million, compared to $486.1 million in the same period last year, due to growth in both Coolers & Equipment and Drinkware. Excluding the impact related to the recall reserves, wholesale channel adjusted sales increased 12% to $564.3 million.
•Drinkware sales increased 9% to $736.1 million, compared to $677.0 million in the prior year period, driven by the continued expansion and innovation of our Drinkware product offerings and new seasonal colorways.
•Coolers & Equipment sales increased 20% to $518.4 million, compared to $432.5 million in the same period last year, driven by strong performance in bags and soft coolers. Excluding the impact related to the recall reserves, Coolers & Equipment adjusted sales increased 13% to $518.4 million.

Gross profit increased 17% to $736.8 million, or 57.4% of sales, compared to $628.0 million, or 55.1% of sales, in the prior year period. The recall reserves unfavorably impacted gross profit by $17.4 million in first nine months of 2023 and had a favorable 40 basis point impact on the increase in gross margin compared to the prior year. The remaining increase was primarily due to lower inbound freight costs and lower product costs.

Adjusted gross profit increased 15% to $742.4 million, or 57.8% of adjusted sales, compared to $645.3 million, or 55.5% of adjusted sales, in the prior year period. The 230 basis point increase in adjusted gross margin was primarily due to lower inbound freight costs and lower product costs.

SG&A expenses increased 15% to $574.0 million, compared to $500.7 million in the prior year period. As a percentage of sales, SG&A expenses increased 70 basis points to 44.7% from 44.0% in the prior year period. Excluding the impact of the recall reserves, SG&A expenses increased $62.8 million primarily due to higher employee costs, higher variable expenses on higher sales, and marketing expenses.

Adjusted SG&A expenses increased 12% to $543.6 million, compared to $485.2 million in the prior year period. As a percentage of adjusted sales, adjusted SG&A expenses increased by 70 basis points to 42.4% from 41.7% in the prior year period. This increase was primarily due to higher employee costs.

Operating income increased 28% to $162.9 million, or 12.7% of sales, compared to $127.3 million, or 11.2% of sales during the prior year period.

Adjusted operating income increased 24% to $198.8 million, or 15.5% of adjusted sales, compared to $160.2 million, or 13.8% of adjusted sales during the same period last year.

Net income increased 34% to $122.5 million, or 9.5% of sales, compared to $91.3 million, or 8.0% of sales in the prior year period; Net income per diluted share was $1.42, compared to $1.05 in the prior year.

Adjusted net income increased 26% to $149.4 million, or 11.6% of adjusted sales, compared to $118.2 million, or 10.2% of adjusted sales in the prior year period; Adjusted net income per diluted share increased 29% to $1.74, compared to $1.35 per diluted share in the prior year.

Balance Sheet and Other Highlights

Cash was $280.5 million, compared to $281.4 million at the end of the third quarter of 2023.

Inventory increased 8% to $370.2 million, compared to $341.3 million at the end of the prior year quarter.

Total debt, excluding finance leases and unamortized deferred financing fees, was $79.1 million, compared to $83.3 million at the end of the third quarter of 2023. During the third quarter of 2024, we made mandatory debt payments of $1.1 million.

Updated 2024 Outlook

Mr. Reintjes concluded, “Our strong execution in the third quarter gives us confidence in our full year outlook. Despite some uncertainty in the macroeconomic backdrop, we believe we are well positioned as we head into the holiday season, and we continue to expect to end 2024 with strong topline and earnings growth, as well as exceptional cash flow generation, which will further strengthen our balance sheet and enable us to continue to return value to shareholders.”

For Fiscal 2024, YETI expects:

•Adjusted sales to increase approximately 9% (versus previous outlook of between 8% and 10%);
•Adjusted operating income as a percentage of adjusted sales of approximately 16.5% (consistent with previous outlook);
•An effective tax rate of approximately 24.8% (compared to 24.8% in the prior year period);
•Adjusted net income per diluted share of approximately $2.65 (versus previous outlook of between $2.61 and $2.65), reflecting an 18% increase;
•Diluted weighted average shares outstanding of approximately 86.0 million (consistent with previous outlook); and

•Capital expenditures of approximately $50 million (versus previous outlook of between $50 million and $60 million) primarily to support investments in technology and new product innovation.

Product Recall Reserves

The results of Fiscal 2023 included in this press release include the impact of product recalls on certain soft coolers, which we refer to as the “product recalls” herein unless otherwise indicated. We recorded the following impacts as a result of recall reserve adjustments. These impacts are excluded from our non-GAAP results:

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Decrease to net sales(1)	$—	$(18)	$—	$(24,524)
Decrease to cost of goods sold(2)	—	843	—	7,148
Increase (decrease) to gross profit	—	825	—	(17,376)
Decrease to SG&A expenses(3)	—	—	—	10,549
Increase (decrease) to income before income taxes	$—	$825	$—	$(6,827)
_________________________
(1)For the three months ended September 30, 2023, reflects an immaterial reduction to sales for higher returns-related costs impacting the wholesale channel. For the nine months ended September 30, 2023, primarily reflects the unfavorable impact of the recall reserve adjustment related to higher estimated future recall remedies (i.e., estimated gift card elections). Of the total net sales impact, $8.1 million and $16.4 million was allocated to our DTC and wholesale channels, respectively, for nine months ended September 30, 2023. These amounts were allocated based on the historical channel sell-in basis of the affected products.
(2)For the three months ended September 30, 2023, reflects a benefit related to lower than anticipated recall-related costs. For the nine months ended September 30, 2023, primarily reflects the favorable impact of the recall reserve adjustment related to lower estimated costs of future product replacement remedy elections and logistics costs.
(3)Primarily reflects the favorable impact of the recall reserve adjustment related to lower estimated other recall-related costs, including logistics costs.

Conference Call Details
A conference call to discuss the third quarter of 2024 financial results is scheduled for today, November 7, 2024, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-717-1738 (international callers, please dial 646-307-1865) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through November 21, 2024 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 1171353.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share (which we also refer to as adjusted EPS) as well as adjusted gross profit and adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of adjusted net sales. Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impact of the product recalls and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to future financial performance, capital expenditures, strategic acquisitions or share repurchases, and our expectations for opportunity, growth, investments, and new products, including those set forth in the quotes from YETI’s President and CEO, and the 2024 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business, and (xvi) our ability to successfully execute our share repurchase program and its impact on stockholder value and the volatility of the price of our common stock. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 30, 2023, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including ongoing geopolitical conflicts. Solely for convenience, certain trademark and service marks referred to in this press release appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks.

Investor Relations Contact:
Maria Lycouris
Solebury Strategic Communications
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net sales	$478,440	$433,561	$1,283,333	$1,138,920
Cost of goods sold	200,713	182,310	546,487	510,961
Gross profit	277,727	251,251	736,846	627,959
Selling, general, and administrative expenses	208,092	189,374	573,974	500,653
Operating income	69,635	61,877	162,872	127,306
Interest income (expense), net	384	(285)	495	(1,610)
Other income (expense), net	4,061	(4,032)	351	(2,782)
Income before income taxes	74,080	57,560	163,718	122,914
Income tax expense	(17,796)	(14,903)	(41,183)	(31,622)
Net income	$56,284	$42,657	$122,535	$91,292

Net income per share
Basic	$0.66	$0.49	$1.44	$1.05
Diluted	$0.66	$0.49	$1.42	$1.05

Weighted-average shares outstanding
Basic	84,707	86,783	85,285	86,663
Diluted	85,492	87,589	86,039	87,290

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	September 28, 2024	December 30, 2023	September 30, 2023
ASSETS
Current assets
Cash	$280,464	$438,960	$281,360
Accounts receivable, net	143,673	95,774	127,896
Inventory	370,233	337,208	341,348
Prepaid expenses and other current assets	51,949	42,463	40,728
Total current assets	846,319	914,405	791,332
Property and equipment, net	131,009	130,714	132,215
Operating lease right-of-use assets	82,006	77,556	60,376
Goodwill	72,894	54,293	54,293
Intangible assets, net	137,946	117,629	114,140
Other assets	3,013	2,595	3,526
Total assets	$1,273,187	$1,297,192	$1,155,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$148,174	$190,392	$179,086
Accrued expenses and other current liabilities	117,476	130,026	130,333
Taxes payable	16,314	33,489	11,962
Accrued payroll and related costs	22,465	23,141	19,570
Operating lease liabilities	17,410	14,726	13,366
Current maturities of long-term debt	6,287	6,579	6,512
Total current liabilities	328,126	398,353	360,829
Long-term debt, net of current portion	74,415	78,645	79,529
Operating lease liabilities, non-current	79,932	76,163	60,212
Other liabilities	20,733	20,421	16,527
Total liabilities	503,206	573,582	517,097

Stockholders’ Equity
Common stock	891	886	885
Treasury stock, at cost	(200,810)	(100,025)	(100,025)
Additional paid-in capital	411,245	386,377	378,556
Retained earnings	560,971	438,436	359,843
Accumulated other comprehensive loss	(2,316)	(2,064)	(474)
Total stockholders’ equity	769,981	723,610	638,785
Total liabilities and stockholders’ equity	$1,273,187	$1,297,192	$1,155,882

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	September 28, 2024	September 30, 2023
Cash Flows from Operating Activities:
Net income	$122,535	$91,292
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	35,648	34,391
Amortization of deferred financing fees	488	441
Stock-based compensation	26,020	21,918
Deferred income taxes	(2,928)	20,699
Impairment of long-lived assets	2,025	1,963
Loss on modification and extinguishment of debt	—	330
Product recalls	—	8,538
Other	(1,492)	239
Changes in operating assets and liabilities:
Accounts receivable	(43,858)	(48,836)
Inventory	(15,104)	28,180
Other current assets	(4,022)	(6,505)
Accounts payable and accrued expenses	(65,515)	(36,288)
Taxes payable	(21,057)	(3,323)
Other	3,066	1,730
Net cash provided by operating activities	35,806	114,769
Cash Flows from Investing Activities:
Purchases of property and equipment	(31,341)	(38,983)
Business acquisition, net of cash acquired	(36,164)	—
Additions of intangibles, net	(19,542)	(19,280)
Net cash used in investing activities	(87,047)	(58,263)
Cash Flows from Financing Activities:
Repayments of long-term debt	(3,164)	(6,680)
Payments of deferred financing fees	—	(2,824)
Taxes paid in connection with employee stock transactions	(1,436)	(2,421)
Proceeds from employee stock transactions	289	1,573
Finance lease principal payment	(3,206)	(1,579)
Repurchase of common stock	(100,000)	—
Net cash used in financing activities	(107,517)	(11,931)
Effect of exchange rate changes on cash	262	2,044
Net (decrease) increase in cash	(158,496)	46,619
Cash, beginning of period	438,960	234,741
Cash, end of period	$280,464	$281,360

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net sales	$478,440	$433,561	$1,283,333	$1,138,920
Product recall(1)	—	18	—	24,524
Adjusted net sales	$478,440	$433,579	$1,283,333	$1,163,444

Gross profit	$277,727	$251,251	$736,846	$627,959
Transition costs(2)	803	—	5,558	—
Product recall(1)	—	(825)	—	17,376
Adjusted gross profit	$278,530	$250,426	$742,404	$645,335

Selling, general, and administrative expenses	$208,092	$189,374	$573,974	$500,653
Non-cash stock-based compensation expense	(8,695)	(7,805)	(26,020)	(21,918)
Long-lived asset impairment	—	(1,963)	(2,025)	(1,963)
Product recall(1)	—	—	—	10,549
Organizational realignment costs(3)	—	—	(1,122)	(1,582)
Transition costs(4)	(71)	—	(753)	—
Business optimization expense(5)	—	(582)	(415)	(582)
Adjusted selling, general, and administrative expenses	$199,326	$179,024	$543,639	$485,157

Gross margin	58.0%	58.0%	57.4%	55.1%
Adjusted gross margin	58.2%	57.8%	57.8%	55.5%
SG&A expenses as a % of net sales	43.5%	43.7%	44.7%	44.0%
Adjusted SG&A expenses as a % of adjusted net sales	41.7%	41.3%	42.4%	41.7%
_________________________
(1)Represents adjustments and charges associated with product recalls.
(2)Represents inventory step-up costs for the three months ended September 28, 2024, and inventory step-up and disposal costs for the nine months ended September 28, 2024, in connection with the acquisition of Mystery Ranch, LLC. Inventory step-up costs are expensed as the acquired inventory is sold.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents transition costs in connection with the acquisition of Mystery Ranch, LLC, including third-party business integration costs.
(5)Represents start-up, transition and integration costs associated with our new distribution facilities in the United Kingdom for the nine months ended September 28, 2024, and the Netherlands, and Australia for the three and nine months ended September 30, 2023.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Operating income	$69,635	$61,877	$162,872	$127,306
Adjustments:
Non-cash stock-based compensation expense(1)	8,695	7,805	26,020	21,918
Long-lived asset impairment(1)	—	1,963	2,025	1,963
Product recalls(2)	—	(825)	—	6,827
Organizational realignment costs(1)(3)	—	—	1,122	1,582
Business optimization expense(1)(5)	—	582	415	582
Transition costs(4)	874	—	6,311	—
Adjusted operating income	$79,204	$71,402	$198,765	$160,178

Net income	$56,284	$42,657	$122,535	$91,292
Adjustments:
Non-cash stock-based compensation expense(1)	8,695	7,805	26,020	21,918
Long-lived asset impairment(1)	—	1,963	2,025	1,963
Product recalls(2)	—	(825)	—	6,827
Organizational realignment costs(1)(3)	—	—	1,122	1,582
Business optimization expense(1)(5)	—	582	415	582
Transition costs(4)	874	—	6,311	—
Other income (expense), net(6)	(4,061)	4,033	(351)	2,782
Tax impact of adjusting items(7)	(1,350)	(3,321)	(8,708)	(8,735)
Adjusted net income	$60,442	$52,894	$149,369	$118,211

Net sales	$478,440	$433,561	$1,283,333	$1,138,920
Adjusted net sales	$478,440	$433,579	$1,283,333	$1,163,444

Operating income as a % of net sales	14.6%	14.3%	12.7%	11.2%
Adjusted operating income as a % of adjusted net sales	16.6%	16.5%	15.5%	13.8%

Net income as a % of net sales	11.8%	9.8%	9.5%	8.0%
Adjusted net income as a % of adjusted net sales	12.6%	12.2%	11.6%	10.2%

Net income per diluted share	$0.66	$0.49	$1.42	$1.05
Adjusted net income per diluted share	$0.71	$0.60	$1.74	$1.35

Weighted average shares outstanding used to compute adjusted net income per diluted share	85,492	87,589	86,039	87,290
_________________________

(1)These costs are reported in SG&A expenses.
(2)Represents adjustments and charges associated with product recalls.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents transition costs in connection with the acquisition of Mystery Ranch, LLC. For the three months ended September 28, 2024 these include inventory step-up costs and third-party integration costs. For the nine months ended September 28, 2024, these include inventory step-up costs, inventory disposal costs, and third-party business integration costs.
(5)Represents start-up, transition and integration costs associated with our new distribution facilities in the United Kingdom for the nine months ended September 28, 2024, and the Netherlands, and Australia for the three and nine months ended September 30, 2023.
(6)Other income (expense), net substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(7)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for each of the three and nine months ended September 28, 2024 and September 30, 2023.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended September 28, 2024			Three Months Ended September 30, 2023
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$197,629	$—	$197,629	$174,062	$18	$174,080
Direct-to-consumer	280,811	—	280,811	259,499	—	259,499
Total	$478,440	$—	$478,440	$433,561	$18	$433,579

Category
Coolers & Equipment	$192,595	$—	$192,595	$171,547	$18	$171,565
Drinkware	274,981	—	274,981	253,274	—	253,274
Other	10,864	—	10,864	8,740	—	8,740
Total	$478,440	$—	$478,440	$433,561	$18	$433,579

Geographic Region
United States	$390,176	$—	$390,177	$365,695	$19	$365,714
International	88,264	—	88,263	67,866	(1)	67,865
Total	$478,440	$—	$478,440	$433,561	$18	$433,579
_________________________
(1)Represents adjustments and charges associated with product recalls.

	Nine Months Ended September 28, 2024			Nine Months Ended September 30, 2023
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$564,326	$—	$564,326	$486,066	$16,392	$502,458
Direct-to-consumer	719,007	—	719,007	652,854	8,132	660,986
Total	$1,283,333	$—	$1,283,333	$1,138,920	$24,524	$1,163,444

Category
Coolers & Equipment	$518,443	$—	$518,443	$432,511	$24,524	$457,035
Drinkware	736,084	—	736,084	676,978	—	676,978
Other	28,806	—	28,806	29,431	—	29,431
Total	$1,283,333	$—	$1,283,333	$1,138,920	$24,524	$1,163,444

Geographic Region
United States	$1,052,858	$—	$1,052,859	$964,569	$23,920	$988,489
International	230,475	—	230,474	174,351	604	174,955
Total	$1,283,333	$—	$1,283,333	$1,138,920	$24,524	$1,163,444
_________________________
(1)Represents adjustments and charges associated with product recalls.

YETI HOLDINGS, INC.
Fiscal 2024 Outlook
(Unaudited) (In thousands except per share amounts)

	Fiscal 2023	Fiscal 2024 Outlook
Adjusted net sales	$1,680,413	$1,831,650

Adjusted operating income	$262,785	$302,222
Adjusted operating income as a % of adjusted net sales	15.6%	16.5%

Adjusted net income	$196,987	$227,896
Adjusted net income as a % of adjusted net sales	11.7%	12.4%

Adjusted net income per diluted share	$2.25	$2.65
Weighted average shares outstanding - diluted	87,403	85,973

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands)

Twelve Months Ended
December 30, 2023
Net sales	$1,658,713
Product recall(1)	21,700
Adjusted net sales	$1,680,413

Operating income	$225,458
Adjustments:
Non-cash stock-based compensation expense(2)	29,800
Long-lived asset impairment(2)	2,927
Product recalls(1)	1,895
Organizational realignment costs(2)(3)	1,582
Business optimization expense(2)(4)	582
Transaction costs(2)(5)	541
Adjusted operating income	$262,785

Net income	$169,885
Adjustments:
Non-cash stock-based compensation expense(2)	29,800
Long-lived asset impairment(2)	2,927
Product recalls(1)	1,895
Organizational realignment costs(2)(3)	1,582
Business optimization expense(2)(4)	582
Transaction costs(2)(5)	541
Other expense(6)	(1,430)
Tax impact of adjusting items(7)	(8,795)
Adjusted net income	$196,987

Operating income as a % of net sales	13.6%
Adjusted operating income as a % of net sales	15.6%

Net income as a % of net sales	10.2%
Adjusted net income as a % of net sales	11.7%

Net income per diluted share	$1.94
Adjusted net income per diluted share	$2.25

Weighted average common shares outstanding used to compute adjusted net income per diluted share	87,403
_________________________
(1)Represents adjustments and charges associated with product recalls.
(2)These costs are reported in SG&A expenses.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents start-up costs, transition and integration charges associated with our new distribution facilities in the Netherlands and Australia.
(5)Represents third-party costs related to the announced acquisition of Mystery Ranch, LLC, including professional, legal, and other transaction costs.
(6)Other expense substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(7)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5%.